EXHIBIT 4.2

INCENTIVE STOCK OPTION PLAN

OF ELDORADO GOLD CORPORATION

OFFICERS & DIRECTORS

Amended and Restated

as of May 1, 2008

1.	Purpose of the Plan

1.1       The purpose of the Plan is to attract and retain superior directors and officers engaged to provide ongoing services to the Company, to provide an incentive for such persons to put forth maximum effort for the continued success and growth of the Company, and in combination with these goals, to encourage their equity participation in the Company.

2.	Definitions

2.1       For the purposes of the Plan, the following terms have the respective meanings set forth below:

(a)	“Affiliate” has the same meaning ascribed to that term as set out in the OSA;
(b)	“Associate” has the same meaning ascribed to that term as set out in the OSA;
(c)

“Black-Out Period” means that period during which a trading black-out period is imposed by the Company to restrict trades in the Company’s securities or during which an Eligible Person or Permitted Assign is prohibited by the insider trading provisions of the OSA from trading in securities of the Company;

(d)	“Board” means the board of directors of the Company;
(e)	“Change of Control” means:
(i)

an acquisition of 40% or more of the voting rights attached to all outstanding voting shares of the Company by a person or combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, or by virtue of a related series of such events, and whether by transfer of existing shares or by issuance of shares from treasury or both; or

(ii)

the amalgamation or consolidation of the Company with, or merger of the Company into, any other person, unless (1) the Company is the surviving person or the person formed by such amalgamation or consolidation, or into which the Company has merged, is a corporation and (2) immediately after giving effect to such transaction at least 60% of the voting rights attached to all outstanding voting shares of the Company or the corporation resulting from such amalgamation or consolidation, or into which the Company is merged, as the case may be are owned by persons who held at least 60% of the voting rights attached to all outstanding voting shares of the Company immediately before giving effect to such transaction; or

(iii)

the direct or indirect transfer, conveyance, sale, lease or other disposition, by virtue of a single event or a related series of such events, of 90% or more of the assets of the Company in terms of gross fair market value to any person unless (1) such disposition is to a corporation and (2) immediately after giving effect of such disposition, at least 60% of the voting rights attached to all outstanding voting shares of such corporation are owned by the Company or its affiliates or by persons who held at least 60% of the voting rights attached to all outstanding voting shares of the Company immediately before giving effect to such disposition; or

(iv)

individuals who are elected by the shareholders to the Board of Directors at the beginning of any one year term to constitute the directors of the Company cease for any reason to constitute at least 50% of the Board of Directors;

(f)	“Company” means Eldorado Gold Corporation;
(g)	“Compensation Committee” means the compensation committee of the Board and if there is none, means the full Board;
(h)	“Eligible Person” means, from time to time, any director or officer of the Company;
(i)	“Exchange” means any principal exchange upon which the Shares are listed;
(j)	“Grant Date” has the meaning ascribed to that term in Subsection 5.1 hereof;
(k)

“Insider” has the meaning ascribed to that term as set out in the OSA and includes Associates and Affiliates of an Insider, but excludes a director or officer of a subsidiary or Affiliate of the Company unless

(i)

such director or senior officer in the ordinary course receives or has access to information as material facts or material changes concerning the Company before the material facts or material changes are generally disclosed;

(ii)	is a director or senior officer of a major subsidiary (as defined in National Instrument 55-101); or
(iii)	is an Insider of the Company in a capacity other than as a director or senior officer of the subsidiary or Affiliate;

DM_VAN/256815-00007/6860543.1

(l)

“Market Value” of a Share means, on any given day, the closing board lot sale price per share of Shares on the Exchange on the trading day immediately preceding the relevant date and if there was not a board lot sale on the Exchange on such date, then the last board lot sale prior thereto;

(m)	“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions;
(n)	“Option” means an option, granted pursuant to Section 5 hereof, to purchase a Share;
(o)	“OSA” means the Securities Act (Ontario);
(p)	“Option Period” has the meaning ascribed to that term in Subsection 6.3 hereof;
(q)

“Option Price” means the price per Share at which Shares may be purchased under the Option, as determined pursuant to Paragraph 5.1(b) hereof and as may be adjusted in accordance with Section 10 hereof;

(r)	“Optionee” means an Eligible Person to whom an Option has been granted;
(s)	“Permitted Assign” means for an Eligible Person, a holding entity (as defined in Section 2.22 of NI 45-106) or an RRSP or RRIF of that person;
(t)	“Plan” means the Incentive Stock Option Plan of the Company as set forth herein as the same may be amended and/or restated from time to time;
(u)	“Securities Regulators” has the meaning ascribed to that term in Section 11 hereof;
(v)	“Share” means, subject to Section 10 hereof, a Common share without nominal or par value in the capital of the Company; and
(w)	“Shareholder” means a registered holder of Shares of the Company.

2.2       Unless otherwise indicated, all dollar amounts referred to in this Option Plan are in Canadian funds.

2.3       As used in this Plan, words importing the masculine gender shall include the feminine and neuter genders and words importing the singular shall include the plural and vice versa, unless the context otherwise requires.

3.	Administration of the Plan
3.1	The Plan shall be administered by the Compensation Committee.

3.2       The chief executive officer of the Company shall periodically make recommendations to the Compensation Committee as to the grant of Options.

DM_VAN/256815-00007/6860543.1

3.3       The Compensation Committee shall, on at least an annual basis, make recommendations to the Board as to the grant of Options. Options shall be granted by the Board in its sole discretion.

3.4       In addition to the powers granted to the Board under the Plan and subject to the terms of the Plan, the Board shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.

3.5       The Board may authorize one or more officers of the Company to execute and deliver and to receive documents on behalf of the Company.

4.	Shares Subject to the Plan

4.1       The maximum aggregate number of Shares which may be issued under the Plan shall not exceed 13,781,541 Shares, subject to the reloading permitted under Subsection 4.5 (which reloading may increase the aggregate number of Shares that may be issued under the Plan by the number of additional Shares permitted to be reserved under Subsection 4.5) and to adjustments as provided in Section 10 hereof. (The maximum was increased from 7,000,000 to 11,058,350 by the Shareholders effective April 28, 2005. Exercised Options were reloaded by 1,091,500 additional Shares by Directors resolution dated March 22, 2007. The maximum was increased from 11,058,350 to 13,781,541 by the Shareholders effective May 1, 2008.)

4.2       The total number of Shares that may be reserved for issuance to any one Optionee pursuant to Options shall not exceed 1% of the Shares of the Company outstanding on a non-diluted basis on the Grant Date of the Options.

4.3       The total number of Shares that may be reserved for issuance to all non-executive directors pursuant to Options shall not exceed one half of one percent (0.5%) of the Shares outstanding on a non-diluted basis on the Grant Date of the Options. Within any one financial year period, the total value of Options granted to a non-executive director, as determined by the Board on the Grant Date, shall not exceed $100,000. Notwithstanding Subsection 5.1, in determining those non-executive directors entitled to grants of Options and the number of Options to be granted to non-executive directors, the Board shall not discriminate against any particular non-executive director and shall make such determinations in accordance with its duties to act honestly and in good faith with a view to the best interest of the Company.

4.4	Notwithstanding anything in this Plan to the contrary,
(a)

the maximum number of Shares issuable pursuant to Options granted under the Plan to Eligible Persons, together with the number of Shares issuable to eligible participants under the Company’s Employees, Consultants & Advisors Incentive Stock Option Plan (as may be amended and restated from time to time) and any other previously established or proposed share compensation arrangements shall not exceed 9% of the Shares outstanding on a non-diluted basis at the Grant Date of the Options; and

DM_VAN/256815-00007/6860543.1

(b)

within any one-year period, the maximum number of Shares issued pursuant to Options granted under the Plan to Eligible Persons, together with the number of Shares issued to eligible participants under the Company’s Employees, Consultants & Advisors Incentive Stock Option Plan (as may be amended and restated from time to time) and any other previously established or proposed share compensation arrangements shall not exceed 9% of the Shares outstanding on a non-diluted basis; and

(c)

the maximum number of Shares issued and issuable pursuant to Options granted under the Plan to Eligible Persons together with the number of Shares issued and issuable to any Eligible Persons under any other previously established or proposed share compensation arrangements, shall not exceed 4% of the Shares outstanding on a non-diluted basis at the Grant Date of the Options.

Any entitlement to acquire Shares granted pursuant to the Plan or any other options prior to the grantee becoming an Eligible Personshall be excluded for the purpose of the limits set out above.

4.5       Options may be granted in respect of authorized and unissued Shares. Shares in respect of which Options have expired, were exercised, cancelled or otherwise terminated for any reason shall be available for subsequent Options under the Plan and in the case of exercised Options, the Company shall reserve additional Shares for issuance pursuant to such Options.

4.6	No fractional Shares may be purchased or issued under the Plan.
5.	Grants of Options

5.1       Subject to the provisions of the Plan, the Board shall, in its sole discretion and from time to time, determine those Eligible Persons to whom Options shall be granted and the date on which such Options are to be granted (the “Grant Date”). The Board shall also determine, in its sole discretion, in connection with each grant of Options:

(a)	the number of Options to be granted;
(b)	the Option Price applicable to each Option, provided that the Option Price shall not be less than the Market Value per Share on the Grant Date; and
(c)	the other terms and conditions (which need not be identical and which, without limitation, may include non-competition provisions) of all Options covered by any grant.
6.	Eligibility, Vesting and Terms of Options
6.1	Options may be granted to Eligible Persons only.

6.2       Subject to the adjustments provided for in Section 10 hereof, each Option shall entitle the Optionee to purchase one Share.

DM_VAN/256815-00007/6860543.1

6.3       The option period (the “Option Period”) of each Option commences on the Grant Date and expires no later than at 4:30 p.m. Vancouver time on the tenth anniversary of the Grant Date. If an Option expires during a Black-Out Period then, notwithstanding any other provision of the Plan, the Option shall expire 10 business days after the Black-Out Period is lifted by the Company or, the insider trading prohibition in the OSA no longer applies.

6.4       Without restricting the authority of the Board in respect of the terms of Options to be granted hereunder, the Board may at its discretion, in respect of any such Option, provide that the right to exercise such Option will vest in instalments over the life of the Option, with the Option being fully-exercisable only when such required time period or periods have elapsed, and in connection therewith determine the terms under which vesting of the Options may be accelerated.

6.5	Notwithstanding Section 6.4, Options shall vest immediately upon a Change of Control.

6.6       Pursuant to the Company’s Compensation Policy for non-executive directors, at the discretion of the Board, non-executive directors may be granted up to a maximum of 100,000 fully vested Options upon initial election or appointment to the Board.

6.7       Subject to Section 8, an Option which is not subject to vesting, may be exercised (in each case to the nearest full Share) at any time during the Option Period. Subject to Section 8, an Option which is subject to vesting, may once vested, be exercised (in each case to the nearest full Share) at any time during the Option Period.

6.8       An Option is personal to the Optionee and is non-assignable and non-transferable otherwise than:

(a)	by will or by the laws governing the devolution of property in the event of death of the Optionee; or
(b)	with the prior consent of the Board, to a Permitted Assign.
7.	Option Agreement

7.1       Upon the grant of an Option, the Company and the Optionee shall enter into an option agreement, in a form set out in Appendix A or in such form as approved by the Board, subject to the terms and conditions of the Plan, which agreement shall set out the Optionee’s agreement that the Options are subject to the terms and conditions set forth in the Plan as it may be amended or replaced from time to time, the Grant Date, the name of the Optionee, the Optionee’s position with the Company, the number of Options, the Option Price, the expiry date of the Option Period and such other terms and conditions as the Board may deem appropriate.

8.	Termination of Employment, Engagement or Directorship

8.1       In the event an Optionee’s employment or directorship terminates for any reason other than death or cause, the Optionee may exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of termination no later than 365 days after such termination or such later date within the Option Period first established by the Board for

DM_VAN/256815-00007/6860543.1

such Option as the Board may fix; provided, however, that in no event shall any Option be exercisable following the expiration of the Option Period applicable thereto. In the event an Optionee’s employment or directorship is terminated for cause, each Option held by the Optionee that has not been effectively exercised prior to such termination shall lapse and become null and void immediately upon such termination.

8.2       In the event of the death of an Optionee, either while in the employment or while a director of the Company, the Optionee’s estate may, within 365 days from the date of the Optionee’s death, exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of the Optionee’s death; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. The Optionee’s estate shall include only the executors or administrators of such estate and persons who have acquired the right to exercise such Option directly from the Optionee by bequest or inheritance.

8.3       The Board may also in its sole discretion increase the periods permitted to exercise all or any of the Options covered by any Grant following a termination of employment or directorship as provided in Subsections 8.1 or 8.2 above, if allowable under applicable law; provided, however, that in no event shall any Option be exercisable following the expiration of the Option Period applicable thereto.

8.4       The Plan shall not confer upon any Optionee any right with respect to a continuation of employment or directorship of, the Company nor shall it interfere in any way with the right of the Company to terminate any Optionee’s employment at any time.

8.5       Unless otherwise agreed to in writing by the Board, references to “termination”, “the date of termination”, “date of such termination” or similar references in this Section 8 in the case of officers is determined to be the last day of active employment with the Company or its related entity, as the case may be, regardless of any salary continuance or notice period required under applicable law or the reason for termination of employment (whether with or without cause or with or without notice), and in the case of a Permitted Assign is deemed to be the termination of the Eligible Person that the Permitted Assign is related to.

8.6       For greater certainty (and subject to subsection 8.5), an Option that has not become vested on the date that the relevant termination event referred to in this Section 8 occurred, shall not be or become exercisable and shall be cancelled.

8.7       For the purposes of this Plan, “cause” means the entitlement of the Company to terminate the employment of an Optionee without the obligation to provide the Optionee with a severance package, or any monies, benefits or notice, as specified in the Optionee’s employment agreement, or any act, which at common law in the applicable jurisdiction would be considered cause for dismissal without the obligation to provide notice or pay in lieu of notice.

9.	Exercise of Options

9.1       Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Company at its head office of a written notice of exercise addressed to the Secretary of the Company specifying the number of Shares with respect to which the Option is

DM_VAN/256815-00007/6860543.1

being exercised, together with the appropriate form of payment (to be determined by the Company) for the aggregate of the Option Prices to be paid for the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

10.	Adjustment on Alteration of Share Capital

10.1     In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares receivable on the exercise of an Option and the Option Price therefor shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Board in its sole discretion and such adjustment shall be binding for all purposes.

10.2     If the Company amalgamates, consolidates with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), any Share receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger if the Optionee had exercised his or her Option immediately prior to the effective date of such amalgamation, consolidation or merger and the Option Price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Plan.

10.3     In the event of a change in the Company’s currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.

10.4     In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed necessary or equitable by the Board to properly reflect such event and such adjustment be binding for all purposes of the Plan.

10.5     No adjustment provided in this Section 10 shall require the Company to issue a fractional Share and the total adjustment with respect to each Option shall be limited accordingly.

10.6     If, at any time when an Option granted under the Plan remains unexercised, an offer to purchase all of the Shares of the Company is made by a third party, the Company shall use its best efforts to bring such offer to the attention of the Optionee as soon as practicable and the Company may, at its option, require the acceleration of the time for the exercise of the Options granted under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise (including without limitation, vesting requirements).

10.7     Notwithstanding any other provision herein, if because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company of those in another company is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Optionees and of the time for the fulfillment of any conditions or restrictions on such exercise (including without limitation, vesting requirements). All

DM_VAN/256815-00007/6860543.1

determinations of the Board under this paragraph 10.7 shall be binding for all purposes of the Plan.

11.	Regulatory Approval

11.1     Notwithstanding any of the provisions contained in the Plan or any Option, the Company’s obligation to grant Optionsand issue Shares and to issue and deliver certificates for such securities to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)	compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada and the United States (“Securities Regulators”);
(b)	compliance with the requirements of the Exchange; and
(c)

receipt from the Optionee of such covenants, agreements, representations and undertakings, including as to future dealings in such Shares, as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

11.2     The Company shall in no event be obligated to take any action in order to cause the issuance and delivery of such certificates to comply with any laws, regulations, rules, orders or requirements.

11.3     Notwithstanding any provisions in the Plan or any Option, if any amendment, modification or termination to the provisions hereof or any Option made pursuant hereto are required by any Securities Regulators, a stock exchange or a market as a condition of approval to a distribution to the public of any Shares or to obtain or maintain a listing or quotation of any Shares, the Board is authorized to make such amendments and thereupon the terms of the Plan, any Options, including any option agreement made pursuant hereto, shall be deemed to be amended accordingly without requiring the consent or agreement of any Optionee or shareholder approval.

12.	Miscellaneous

12.1     An Optionee entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Company by such exercise, except to the extent Shares are issued therefor and then only from the date such Shares are issued. No adjustment shall be made for dividends or distributions or other rights which the record date is prior to the date such Shares are issued pursuant to the exercise of Options.

12.2     The Company may require an Optionee, as a condition of exercise of an Option, to pay or reimburse any taxes which are required to be withheld in connection with the exercise of such Option and any transfer of an Option. Under no circumstances shall the Corporation be responsible for the payment of any tax on behalf of any Eligible Person, any Permitted Assign or any transferee of an Option as permitted hereunder or for providing any tax advice to them.

DM_VAN/256815-00007/6860543.1

13.	Amendment and Termination

13.1     The Plan has been amended and restated as of May 1, 2008. Any amendments made are effective as of the date amended.

13.2     The Board may, subject to Shareholder, Securities Regulators and Exchange approval, amend, suspend or terminate the Plan at any time. Notwithstanding the foregoing, the Board is specifically authorized to amend or revise the terms of the Plan without obtaining Shareholder approval in the following circumstances:

(a)	to change the vesting provisions;
(b)	to change the termination provisions of the Options or Plan which does not extend beyond the original expiry date;
(c)	to add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying securities from the reserved Shares;
(d)	to add a deferred or restricted share unit or any other provision which results in Eligible Persons receiving securities while no cash consideration is received by the Company; and
(e)

other amendments of a housekeeping nature including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein and updating provisions herein to reflect changes in the governing laws, including tax laws, and the TSX requirements.

Except as otherwise permitted by the TSX, amendments to the number of Shares issuable under the Plan (including an increase to a fixed maximum number of Shares or a fixed maximum percentage of Shares, as the case may be, or a change from a fixed maximum number to a fixed maximum percentage of Shares) may not be made without obtaining approval of the Shareholders in accordance with TSX requirements. For greater certainty, an increase does not include reloading after exercise under a fixed maximum number or percentage provided the fixed maximum is not increased and the Plan otherwise permits reloading.

13.3     No action by the Board to terminate the Plan pursuant to this Section 13 shall affect any Options granted hereunder which became effective pursuant to the Plan prior to such action.

Except as set out below, the Board may amend, modify or terminate any outstanding Option, including, but not limited to, substituting another award of the same or of a different type or changing the date of exercise; provided, however that, the Optionee’s consent to such action shall be required unless the Board determines that the action, when taken with any related action, would not materially and adversely affect the Optionee or is specifically permitted hereunder.

The exercise price of any outstanding Options may not be reduced and the original Option Period extended unless Shareholder approval is obtained by way of a resolution passed by a majority of the votes cast by the Shareholders at a meeting of Shareholders. The Option Price of any

DM_VAN/256815-00007/6860543.1

outstanding Options may not be reduced and the original term of the Option Period may not be extended to the benefit of Insiders unless disinterested Shareholder approval is obtained in accordance with TSX requirements.

13.4     Notwithstanding any provision contained in the Plan, effective April 28, 2005, the Plan must be reconfirmed, every three years, by a resolution passed by a majority of the votes cast by Shareholders at the annual meeting of Shareholders in the third year after April 28, 2005 and after each subsequent reconfirmation and if the Plan is not reconfirmed by the Shareholders as required by this provision, no further grants of Options may be made under the Plan.

DM_VAN/256815-00007/6860543.1

APPENDIX A

OFFICERS & DIRECTORS INCENTIVE STOCK OPTION PLAN

OF ELDORADO GOLD COMPANY

(“the Company”)

OPTION AGREEMENT

This Option Agreement is entered into between the Company and the Optionee named below pursuant to the Company’s Incentive Stock Option Plan (the “Plan”) a copy of which is attached hereto, and confirms the following:

Grant Date:
Optionee:
Optionee’s Position with the Company:
Number of Options:
Option Price ($ per Share):	$
Vesting Period:
Expiry Date of Option Period:

Subject to the Plan, each Option that has vested entitles the Optionee to purchase one Share at any time up to 4:30 p.m. Vancouver time on the expiry date of the Option Period.

This Option Agreement is subject to the terms and conditions set out in the Plan, as amended or replaced from time to time. In the case of any inconsistency between this Option Agreement and the Plan, the Plan shall govern.

The Optionee acknowledges and agrees that the Optionee will, at all times, act in strict compliance with and all applicable laws and any policies of the Company applicable to the Optionee in connection with the Plan.

DM_VAN/256815-00007/6860543.1

The Optionee hereby acknowledges that he or she has not received any advice from the Corporation as to tax or legal ramification of the grant of Options hereunder and has been advised to seek independent tax advice as he or she deems necessary.

Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan.

By signing this agreement, the Optionee acknowledges that he, she, or his or her authorized representative has read and understands the Plan.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the          day of                       ,            .

ELDORADO GOLD CORPORATION
Per:
Authorized Signatory

Acknowledged and Agreed to:

) ) )
Signature of Optionee	)	Signature of Witness
) ) )
Name and Title of Optionee	)	Name of Witness

DM_VAN/256815-00007/6860543.1